Exhibit 99.1

ENERGY TRANSFER EQUITY

REPORTS THIRD QUARTER RESULTS

Dallas—November 2, 2011—Energy Transfer Equity, L.P. (NYSE:ETE) today reported financial results for the quarter ended September 30, 2011.

Distributable Cash Flow, as adjusted, was $126.4 million for the three months ended September 30, 2011 as compared to $125.2 million for the three months ended September 30, 2010. ETE’s net income attributable to partners was $69.1 million for the three months ended September 30, 2011, an increase of $84.4 million over the three months ended September 30, 2010.

Distributable Cash Flow, as adjusted, for the nine months ended September 30, 2011 was $376.1 million as compared to $379.7 million for the nine months ended September 30, 2010. ETE’s net income attributable to partners was $224.0 million for the nine months ended September 30, 2011, an increase of $107.3 million over the nine months ended September 30, 2010.

ETE’s net income attributable to partners, as discussed above, was impacted by acquisition-related and financing costs, as described in the footnotes to the Distributable Cash Flow table below.

The Partnership has scheduled a conference call for 8:30 a.m. Central Time, Thursday, November 3, 2011 to discuss its third quarter 2011 results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.

The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”) and Regency Energy Partners LP (“Regency”), including 100% of ETP’s and Regency’s incentive distribution rights, approximately 50.2 million of ETP’s common units and approximately 26.3 million of Regency’s common units. ETE currently has no operating activities apart from those conducted by ETP and Regency and their operating subsidiaries. ETE’s principal uses of cash are for general and administrative expenses, debt service requirements, distributions to its general partners, limited partners and holders of the Series A Convertible Preferred Units, and capital contributions to ETP and Regency in respect of ETE’s general partner interests in ETP and Regency at ETE’s election.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash Flow. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s Distributable Cash Flow should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow. The Partnership defines Distributable Cash Flow for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership’s investments in limited and general partner interests of ETP and Regency, net of the Partnership’s cash expenditures for general and administrative costs and interest expense. Distributable Cash Flow is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP and Regency to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period.

Distributable Cash Flow is also an important non-GAAP financial measure for our limited partners since it indicates to investors whether the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash Flow are quantitative standards used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Distributable Cash Flow is net income for ETE on a stand-alone basis (“Parent Company”). The accompanying analysis of Distributable Cash Flow is presented for the three and nine months ended September 30, 2011 and 2010 for comparative purposes.

Distributable Cash Flow, as adjusted. The Partnership defines Distributable Cash Flow, as adjusted, for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership’s investments in limited and general partner interests of ETP and Regency, net of the Partnership’s cash expenditures for general and administrative costs and interest expense, excluding certain items, such as acquisition-related expenses and realized losses on termination of interest rate swaps. Due to (i) the cash expenses that were incurred during the three and nine months ended September 30, 2011 and the nine months ended September 30, 2010 in connection with the Partnership’s merger and acquisition activities and (ii) the cash cost associated with the termination of interest rate swaps that occurred during the three and nine months ended September 30, 2010, Distributable Cash Flow, as adjusted, for the three and nine months ended September 30, 2011 and 2010 is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP and Regency to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period. The GAAP measure most directly comparable to Distributable Cash Flow, as adjusted, is net income (loss) for the Parent Company on a stand-alone basis. The accompanying analysis of Distributable Cash Flow, as adjusted, is presented for the three and nine months ended September 30, 2011 and 2010 for comparative purposes.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of Energy Transfer Partners and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners and approximately 26.3 million Regency limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70% interest in Lone Star NGL LLC (“Lone Star”), a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, contract treating and transportation of natural gas and natural gas liquids. Regency’s general partner is owned by ETE. For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

Contacts

Investor Relations:

Energy Transfer

Brent Ratliff

214-981-0700 (office)

Media Relations:

Granado Communications Group

Vicki Granado

214-599-8785 (office)

214-498-9272 (cell)

-more-

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS	$1,433,088	$1,291,010

PROPERTY, PLANT AND EQUIPMENT, net	14,100,049	11,852,732

ADVANCES TO AND INVESTMENTS IN AFFILIATES	1,515,604	1,359,979
LONG-TERM PRICE RISK MANAGEMENT ASSETS	23,523	13,971
GOODWILL	2,039,383	1,600,611
INTANGIBLES ASSETS, net	1,083,968	1,034,846
OTHER NON-CURRENT ASSETS, net	247,703	225,581

Total assets	$20,443,318	$17,378,730

LIABILITIES AND EQUITY
CURRENT LIABILITIES	$1,804,250	$1,081,075

LONG-TERM DEBT, less current maturities	11,252,745	9,346,067
SERIES A CONVERTIBLE PREFERRED UNITS	314,980	317,600
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	73,261	79,465
OTHER NON-CURRENT LIABILITIES	243,473	235,848

COMMITMENTS AND CONTINGENCIES

PREFERRED UNITS OF SUBSIDIARY	71,091	70,943

EQUITY:
Total partners’ capital	50,525	120,668
Noncontrolling interest	6,632,993	6,127,064

Total equity	6,683,518	6,247,732

Total liabilities and equity	$20,443,318	$17,378,730

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per unit data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUES:
Natural gas operations	$1,858,656	$1,380,029	$5,016,564	$3,827,506
Retail propane	213,496	183,786	962,258	914,372
Other	25,714	23,992	83,070	80,438

Total revenues	2,097,866	1,587,807	6,061,892	4,822,316

COSTS AND EXPENSES:
Cost of products sold — natural gas operations	1,203,537	883,716	3,210,163	2,520,157
Cost of products sold — retail propane	141,868	104,533	587,460	519,796
Cost of products sold — other	7,632	6,856	20,992	20,470
Operating expenses	234,282	208,809	677,695	559,302
Depreciation and amortization	157,952	120,315	445,738	304,681
Selling, general and administrative	82,587	61,526	225,032	177,673

Total costs and expenses	1,827,858	1,385,755	5,167,080	4,102,079

OPERATING INCOME	270,008	202,052	894,812	720,237

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(193,772)	(209,871)	(543,218)	(460,578)
Equity in earnings of affiliates	28,374	22,349	82,634	40,723
Losses on non-hedged interest rate derivatives	(68,497)	(31,966)	(65,094)	(68,858)
Impairment of investments in affiliates	(5,355)	—	(5,355)	(52,620)
Other, net	33,231	14,379	21,081	10,819

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	63,989	(3,057)	384,860	189,723
Income tax expense	3,290	2,093	18,417	11,357

INCOME (LOSS) FROM CONTINUING OPERATIONS	60,699	(5,150)	366,443	178,366
Income from discontinued operations	—	324	—	410

NET INCOME (LOSS)	60,699	(4,826)	366,443	178,776
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(8,384)	10,511	142,435	62,069

NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	69,083	(15,337)	224,008	116,707
GENERAL PARTNER’S INTEREST IN NET INCOME (LOSS)	214	(48)	693	361

LIMITED PARTNERS’ INTEREST IN NET INCOME (LOSS)	$68,869	$(15,289)	$223,315	$116,346

BASIC NET INCOME (LOSS) PER LIMITED PARTNER UNIT	$0.31	$(0.07)	$1.00	$0.52

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	222,972,708	222,941,172	222,966,763	222,941,151

DILUTED NET INCOME (LOSS) PER LIMITED PARTNER UNIT	$0.31	$(0.07)	$1.00	$0.52

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	222,972,708	222,941,172	222,966,763	222,941,151

ENERGY TRANSFER EQUITY, L.P.

DISTRIBUTABLE CASH FLOW

(Tabular amounts in thousands)

(unaudited)

The following table presents the calculation and reconciliation of Distributable Cash Flow of Energy Transfer Equity, L.P.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cash distributions from ETP associated with: (1)
General partner interest	$4,898	$4,880	$14,690	$14,634
Incentive distribution rights	103,714	95,072	310,254	279,823
Limited partner interest	44,890	44,890	134,670	145,640

Total cash distributions from ETP	153,502	144,842	459,614	440,097

Cash distributions from Regency associated with: (2)
General partner interest	1,305	1,267	3,861	2,372
Incentive distribution rights	1,681	1,050	4,133	1,965
Limited partner interest	11,951	11,689	35,460	23,378

Total cash distributions from Regency	14,937	14,006	43,454	27,715

Total cash distributions from Subsidiaries	168,439	158,848	503,068	467,812
Net pro rata cash settlement related to Regency Transactions (3)	—	(969)	—	2,046

Total cash distributions expected from ETP and Regency including net pro rata settlement	168,439	157,879	503,068	469,858
Deduct expenses of the Parent Company on a stand-alone basis:
Selling, general and administrative expenses, excluding non-cash compensation expense (4)	(11,559)	(3,192)	(25,264)	(20,353)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate swaps (5)	(40,002)	(198,026)	(120,240)	(251,187)

Distributable Cash Flow	116,878	(43,339)	357,564	198,318
Acquisition-related expenses (4)	9,503	—	18,542	12,830
Realized losses on termination of interest rate swaps (6)	—	168,550	—	168,550

Distributable Cash Flow, as adjusted	$126,381	$125,211	$376,106	$379,698

Cash distributions to be paid to the partners of ETE: (7)
Distributions to be paid to limited partners	$139,358	$120,388	$403,564	$361,164
Distributions to be paid to general partner	433	374	1,254	1,122

Total cash distributions to be paid to the partners of ETE	$139,791	$120,762	$404,818	$362,286

Reconciliation of Non-GAAP “Distributable Cash Flow” and “Distributable Cash Flow, as adjusted,” to GAAP “Net income” for the Parent Company on a stand-alone basis:
Net income for the Parent Company on a stand-alone basis	$69,083	$(15,337)	$224,008	$116,707
Equity in income of unconsolidated affiliates	(102,565)	(102,388)	(369,833)	(324,128)
Cash distributions from Subsidiaries	168,439	158,848	503,068	467,812
Net pro rata cash settlement related to Regency Transactions (3)	—	(969)	—	2,046
Amortization included in interest expense	814	2,589	2,094	4,742
Fair value adjustment of ETE Preferred Units	(19,190)	—	(2,620)	—
Other non-cash	297	6,839	847	7,296
Unrealized losses on non-hedged interest rate swaps	—	(92,921)	—	(76,157)

Distributable Cash Flow	116,878	(43,339)	357,564	198,318
Acquisition-related expenses (4)	9,503	—	18,542	12,830
Realized losses on termination of interest rate swaps (6)	—	168,550	—	168,550

Distributable Cash Flow, as adjusted	$126,381	$125,211	$376,106	$379,698

(1)

For the three months ended September 30, 2011, cash distributions expected to be received from ETP consist of cash distributions in respect of the quarter ended September 30, 2011 payable on November 14, 2011 to holders of record on November 4, 2011. For the three months ended September 30, 2010, cash distributions received from ETP consist of cash distributions paid on November 15, 2010 in respect of the quarter ended September 30, 2010.

For the nine months ended September 30, 2011, cash distributions received or expected to be received from ETP consist of cash distributions paid on May 16, 2011 in respect of the quarter ended March 31, 2011, cash distributions paid on August 15, 2011 in respect of the quarter ended June 30, 2011 and cash distributions in respect of the quarter ended September 30, 2011 payable on November 14, 2011 to holders of record on November 4, 2011. For the nine months ended September 30, 2010, cash distributions received from ETP consist of cash distributions paid on May 17, 2010 in respect of the quarter ended March 31, 2010, cash distributions paid on August 16, 2010 in respect of the quarter ended June 30, 2010 and cash distributions paid on November 15, 2010 in respect of the quarter ended September 30, 2010.

(2)

On May 26, 2010, ETE contributed a 49.9% interest in Midcontinent Express Pipeline LLC (“MEP”) to Regency in exchange for 26,266,791 Regency common units. Total cash distributions expected from Regency for the three months ended September 30, 2010 reflect full-quarter distributions from the Regency common units and general partner interests held by ETE as of the end of the period.

For the three months ended September 30, 2011, cash distributions expected to be received from Regency consist of cash distributions in respect of the quarter ended September 30, 2011 payable on November 14, 2011 to holders of record on November 7, 2011. For the three months ended September 30, 2010, cash distributions received from Regency consist of cash distributions paid on November 12, 2010 in respect of the quarter ended September 30, 2010.

For the nine months ended September 30, 2011, cash distributions received or expected to be received from Regency consist of cash distributions paid on May 13, 2011 in respect of the quarter ended March 31, 2011, cash distributions paid on August 12, 2011 in respect of the quarter ended June 30, 2011 and cash distributions in respect of the quarter ended September 30, 2011 payable on November 14, 2011 to holders of record on November 7, 2011. For the nine months ended September 30, 2010, cash distributions received from Regency consist of cash distributions paid on August 13, 2010 in respect of the quarter ended June 30, 2010 and cash distributions paid on November 12, 2010 in respect of the quarter ended September 30, 2010.

(3)

Upon closing the transactions to transfer a 49.9% interest in MEP from ETP to Regency, the purchase price of each transaction included an adjustment relating to the pro ration of the distributions for the period from April 1, 2010 to May 26, 2010. The transfer of the MEP interest, along with ETE’s acquisition of a controlling interest in Regency on May 26, 2010, are collectively referred to as the Regency Transactions.

(4)

Transaction costs of $9.5 million and $18.5 million were recorded in selling, general and administrative expenses for the three and nine months ended September 30, 2011, respectively, related to ETE’s proposed merger with Southern Union Company. ETE also incurred $12.8 million in transaction costs during the nine months ended September 30, 2010 related to its acquisition of a controlling interest in Regency in May 2010.

(5)

Interest expense included distributions on ETE’s Series A Convertible preferred units of $6.0 million and $18.0 million for the three and nine months ended September 30, 2011, respectively. Interest expense included distributions on ETE’s convertible preferred units of $6.0 million and $8.4 million for the three and nine months ended September 30, 2010, respectively. The nine months ended September 30, 2011 reflected a pro rata amount for the period subsequent to our acquisition of a controlling interest in Regency on May 26, 2010.

(6)

In connection with ETE’s offering of senior notes in September 2010, ETE terminated interest rate swaps with an aggregate notional amount of $1.5 billion and recognized in interest expense $66.4 million of realized losses on terminated interest rate swaps that had been accounted for as cash flow hedges. In addition to the $66.4 million of realized losses on hedged interest rate swaps, ETE also paid $102.2 million to terminate non-hedged interest rate swaps. Realized losses on non-hedged interest rate swaps had previously been recognized in net income; therefore, the termination of those swaps did not impact earnings. The total cash paid to terminate interest rate swaps was $168.6 million, including realized losses.

(7)

For the three months ended September 30, 2011, cash distributions expected to be paid by ETE consist of cash distributions in respect of the quarter ended September 30, 2011 payable on November 18, 2011 to holders of record on November 4, 2011. For the three months ended September 30, 2010, cash distributions paid by ETE consist of cash distributions paid on November 19, 2010 in respect of the quarter ended September 30, 2010.

For the nine months ended September 30, 2011, cash distributions paid or expected to be paid by ETE consist of cash distributions paid on May 19, 2011 in respect of the quarter ended March 31, 2011, cash distributions paid on August 19, 2011 in respect of the quarter ended June 30, 2011 and cash distributions in respect of the quarter ended September 30, 2011 payable on November 18, 2011 to holders of record on November 4, 2011. For the nine months ended September 30, 2010, cash distributions paid by ETE consist of cash distributions paid on May 19, 2010 in respect of the quarter ended March 31, 2010, cash distributions paid on August 19, 2010 in respect of the quarter ended June 30, 2010 and cash distributions paid on November 19, 2010 in respect of the quarter ended September 30, 2010.

ENERGY TRANSFER EQUITY, L.P.

SUPPLEMENTAL INFORMATION

(Tabular amounts in thousands)

(unaudited)

The following summarizes the key components of the stand-alone results of operations of the Parent Company for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Change	2011	2010	Change
Selling, general and administrative expenses	$(11,667)	$(2,920)	$(8,747)	$(25,546)	$(20,335)	$(5,211)
Interest expense	(40,819)	(89,484)	48,665	(122,345)	(126,400)	4,055
Equity in earnings of affiliates	102,565	102,388	177	369,833	324,128	45,705
Losses on non-hedged interest rate derivatives	—	(18,211)	18,211	—	(53,388)	53,388
Other, net	19,068	(6,736)	25,804	2,256	(6,949)	9,205

Selling, general and administrative. For the three and nine months ended September 30, 2011 compared to the same periods in the prior year, selling, general and administrative expense increased primarily due to an increase in acquisition-related costs associated with the ETE’s proposed merger with Southern Union Company.

Interest Expense. For the three and nine months ended September 30, 2011 compared to the same period in the prior year, interest expense decreased primarily due to the recognition of $66.4 million of realized losses on hedged interest rate swaps in September 2010 in connection with the refinancing of indebtedness that would have come due in 2011 and 2012. These realized losses were offset by an increase in interest expense that primarily resulted from the Parent Company’s issuance of $1.8 billion aggregate principal amount of 7.5% senior notes in September 2010.

In addition, interest expense for the periods presented reflected distributions on the ETE Preferred Units issued by ETE in connection with the acquisition of a controlling interest in Regency in May 2010. Distributions on ETE Preferred Units were $6 million and $18 million for the three and nine months ended September 30, 2011, respectively, compared to $6 million and $8.4 million for the three and nine months ended September 30, 2010, respectively.

Equity in Earnings of Affiliates. Equity in earnings of affiliates represents earnings of the Parent Company related to its investments in ETP and Regency. The Parent Company recorded equity in earnings of ETP of $95.4 million and $99.8 million for the three months ended September 30, 2011 and 2010, respectively, and $355.1 million and $322.0 million for the nine months ended September 30, 2011 and 2010, respectively. The Parent Company recorded equity in earnings of Regency of $7.2 million and $2.5 million for the three months ended September 30, 2011 and 2010, respectively, and $14.7 million and $2.1 million for the nine months ended September 30, 2011 and 2010, respectively, which represented only the period subsequent to the Parent Company’s acquisition of a controlling interest in Regency on May 26, 2010.

Losses on Non-Hedged Interest Rate Derivatives. The Parent Company terminated its interest rate swaps that were not accounted for as hedges in September 2010 in connection with the issuance of $1.8 billion of senior notes. Prior to that settlement, changes in the fair value of and cash payments related to these swaps were recorded directly in earnings.

Other, net. Other expenses decreased between periods primarily due to non-cash charges recorded to decrease the carrying value of the ETE Preferred Units that were issued by the Parent Company in connection with the acquisition of a controlling interest in Regency in May 2010.